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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number.  0-18549

                                Gensia Sicor Inc.
             (Exact name of registrant as specified in its charter)

                             9360 Towne Centre Drive
                           San Diego, California 92121
                                 (619) 546-8300
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Contingent Value Rights, $.01 par value
            (Title of each class of securities covered by this Form)

                          Common Stock, $.01 par value
                 Preferred Stock Purchase Rights, $.01 par value
                        Warrants to Purchase Common Stock
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(ii) [ ]
        Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)  [ ]
        Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
        Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [ ]
        Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 0

        Pursuant to the requirements of the Securities Exchange Act of 1934 Gensia Sicor Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 27, 1997                        By: /s/John W. Sayward
                                                -------------------------
                                                      John W. Sayward
                                                  Chief Financial Officer